EXHIBIT 10.8

CANTERBURY LABORATORIES, LLC

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the “Agreement”) is made and entered into as of March, 22, 2012 (the “Effective Date”), by and between Canterbury Laboratories, LLC, (“Canterbury”) duly organized under law and having an usual place of business at 8 Canterbury Lane, Holden, MA 01520 and MicroConstants, Inc. a corporation duly organized under law and having a usual place of business at 9050 Camino Santa Fe, San Diego, CA (the “Company”).

Canterbury wishes to engage the Company to provide certain services, as hereinafter defined, and the Company has agreed to provide the services in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, including the herein promises, covenants, agreements, representations and warranties, the receipt and legal sufficiency of which is hereby acknowledged, accepted and agreed to, Canterbury and the Company, intending to be legally bound, hereby agree as follows:

1.                  The Company hereby agrees to perform the services (the “Services”) set forth in any Task Order issued in the form attached hereto as Exhibit A by Canterbury and accepted by Company. This Agreement shall apply to any Task Order mutually agreed to, executed and delivered, and to all Services performed pursuant thereto. Each such Task Order issued by Canterbury shall constitute a separate and distinct contract between the parties, it being understood and agreed, however, that the terms and conditions of this Agreement shall be deemed incorporated by reference in each such Task Order and shall take precedence over and control any contrary or inconsistent terms and conditions appearing or referred to in any such Task Order, unless the Task Order explicitly states otherwise. No such contrary or inconsistent terms and conditions, nor any contrary, inconsistent or additional terms in any document issued by either party shall become part of any such contract unless accepted in writing by the parties.

2.                  Unless sooner terminated pursuant to Section 9 hereof, this Agreement shall be deemed effective as of the Effective Date, and shall continue in full force and effect for a period of five (5) years from such date. Notwithstanding the foregoing, should any Task Order(s) entered into during the period of this Agreement require Services to be performed beyond the expiration or termination date of this Agreement, then the terms of this Agreement shall remain in effect with respect to such Task Order(s) until the expiration or termination of the Task Order(s). Except as otherwise set forth in the applicable Task Order, said Task Order shall terminate upon the expiration or termination of the Agreement.

3.                  In consideration of the satisfactory performance of the Services, Canterbury will make payments to the Company as set forth in accordance with any applicable Task Order.

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4.                  The Company shall keep in strictest confidence and shall not, without the prior written authorization of Canterbury, publish, disclose, disseminate or use for any purpose other than as contemplated by this Agreement any and all information disclosed to or developed by the Company in connection with this Agreement or with providing any Services performed hereunder (collectively the “Information”). This obligation of non-disclosure and non-use shall not apply to Information which: (i) is, at the time of disclosure or thereafter, publicly available through no fault of Company; (ii) the Company can demonstrate through competent written records was in its possession before receipt; (iii) is disclosed to Company by a third party with the legal right to do so; or (iv) is required to be disclosed pursuant to judicial process, court order or administrative request, provided that Company shall so notify Canterbury sufficiently prior to disclosing such Information as to permit Canterbury to seek a protective order. The Company shall ensure that each of its employees, subcontractors, consultants, servants and agents who have access to Information understand the confidential nature thereof and agree to be bound by the obligations set forth in this Section 4. The Company shall not have any publication rights and all of the same shall belong to Canterbury.

5.                  All information, data, reports, writings, works of art, ideas, source codes, inventions and other work product, in any form whatsoever, both tangible and intangible, developed as a result of the Company’s performance of the Services (collectively, the “Works”), shall be the sole and exclusive property of Canterbury. The Company hereby assigns, and to the extent any such assignment cannot be made at present hereby agrees to timely assign to Canterbury and further agrees to cause its employees to assign to Canterbury all rights, title and interest in and to any such Works. All such assignments now and in the future shall be immediately made when requested by Canterbury and shall be made without any additional consideration or fee. During the term of this Agreement or at any time after the termination thereof, at the request of Canterbury, Company shall make, or cause its employees to make promptly, or cooperate in the making thereof, an application for United States letters patent and foreign letters patent or for copyright registration on any materials Company may develop in the course of performing the Services and developing the Works contemplated by this Agreement. Furthermore, Company shall assign, or shall cause its employees and all others involved with or who participated in providing the Services, to assign, to Canterbury or its designee: (i) any such application for copyright registration or for letters patent and patents issuing thereon; (ii) any other rights arising out of the Works (iii) any other intellectual property rights arising out of or related to this Agreement.

For avoidance of doubt, the Company agrees that any theory, discovery, invention, formulation, know-how, method, technology, development, confidential information, enhancement, modification, improvement or trade secret owned by or licensed to Canterbury as of the Effective Date or at any time during the Term of this Agreement, shall remain exclusively owned or licensed by Canterbury (the “Canterbury Background Intellectual Property”). In addition, any and all discoveries, inventions or improvements thereto, together with any enhancements, additions, trade secrets or know-how created, developed, conceived or reduced to practice by the Company (whether patentable or not), during the term of this Agreement and in the performance, directly or indirectly, of the Services (the “Services IP”) shall be solely owned by Canterbury.

6.                  Neither party will use, nor authorize others to use, the name, symbols, or marks of the other party in any advertising or publicity material or make any form of representation or statement with regard to the Services which would constitute an express or implied endorsement by the other party of any commercial product or service without that other party’s prior written approval.

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7.                  The Company agrees to indemnify, defend and hold Canterbury and its subsidiaries and affiliates (including all officers, directors, employees, contractors and agents of the foregoing) harmless from and against any and all claims, demands, causes of action, damages, liabilities, losses, costs and expenses, including attorneys’ fees (collectively, the “Claims”), arising out of, incidental to, or resulting directly or indirectly from performance by the Company (including but not limited to Company’s employees, servants, agents, consultants and subcontractors) hereunder, or from the breach by the Company of its warranties, duties and obligations hereunder, except to the extent that such Claims were caused by the gross negligence or willful misconduct of Canterbury.

8.                  The Company agrees that it shall maintain during the performance of this Agreement the following insurance in amounts no less than that specified for each type: (i) general liability insurance with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death, and property damage; (ii) workers’ compensation insurance in the amount required by the law of the state(s) in which the Company’s workers are located and employers liability insurance with limits of not less than $1,000,000 per occurrence; and (iii) in the event that the use of a company-owned motor vehicle is required in the performance of this Agreement, automobile liability insurance with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death, and property damage is required. Upon execution of this Agreement, and written request by Canterbury, the Company will provide Canterbury with evidence of the Company’s insurance. The Company will name Canterbury as an additional insured party under the Company’s insurance policy, and will provide to Canterbury at least thirty (30) days prior written notice of any change or cancellation to the Company’s insurance program.

9.                  This Agreement and any Task Orders issued hereunder may be terminated by Canterbury for any reason, or no reason, upon thirty (30) days prior written notice to the Company. In the event that: (i) either party becomes insolvent or is unable to pay its debts as they become due, or a petition in bankruptcy or for reorganization is filed by or against it, or a receiver is appointed of the whole or any substantial portion of its property; or (ii) either party is in material breach of its obligations hereunder, which breach remains uncured for five (5) business days following receipt of written notice from the other specifying the breach, then the other party shall have the right to immediately terminate this Agreement, without prejudice to its other rights or remedies, by written notice of such election.

10.              The Company shall perform the Services: (i) in a first class professional manner in accordance with the terms and conditions of this Agreement and any Task Order, (ii) in conformance with that level of care and skill ordinarily exercised in similar circumstances by providers of the same or similar services and (iii) in compliance with all applicable federal, state and local laws, rules, regulations, orders, ordinances and binding obligations. The Company warrants that the Company is presently, and will remain, for the term of this Agreement and any extension thereof, free from any commitments or conflicts of interest that would impair the Company from rendering its undivided loyalty to Canterbury or providing the Services in an accurate and timely manner. The Company shall require any subcontractors or consultants retained to assist the Company in the performance of this Agreement to agree to maintain itself free from conflicts of interest pursuant to terms substantially similar to those set forth in this Section 10. The Company undertakes that any animals used in experiments as part of the Services will be used and disposed of in strict accordance with the applicable laws and regulations, but at least by US standards (see the Animal Welfare Act and Regulations at: http://www.nal.usda.gov/awic/legislattusdalegt htm), and will under no circumstances be used as food for humans or animals.

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11.              In the course of performing the Services and for the limited purpose of providing the Services, Canterbury will transfer to Company proprietary materials (“Canterbury Materials”) as set forth in Exhibit B. Canterbury Materials shall also include any progeny and derivatives of the materials listed in Exhibit B. The Company may use Canterbury Materials (and derivatives thereof) only for the purpose of performing the Services, shall acquire no rights therein, and shall comply with the Material Transfer Provisions as set forth in Exhibit B hereof.

12.              The Company shall not subcontract this Agreement or any portion thereof, without the prior written approval of Canterbury. Any such approval shall not relieve Company of its obligations under this Agreement. Further, the Company may not assign, delegate or transfer any of its rights or obligations under this Agreement without the written consent of Canterbury. Any attempted assignment, delegation or transfer in breach of this Section 12 shall be null and void.

13.              Any Services performed by the Company for Canterbury under this Agreement are to be performed by the Company in the Company’s capacity as an independent contractor. Neither the Company nor its employees, agents or representatives are employees of Canterbury. The Company retains the sole right to hire, discipline, evaluate and terminate its own employees and to set their hours, wages and terms and conditions of employment in accordance with law and the Company’s obligations herein. All income, employment and other similar taxes required to be withheld and/or paid with respect to all services provided hereunder will be timely paid by the Company directly to the appropriate governmental agency. The employees, representatives or agents of the Company are not entitled to and will not receive from Canterbury in connection with the Services, any benefits normally provided by Canterbury to its employees. The Company agrees to defend, indemnify and hold Canterbury harmless against any claim that Canterbury is jointly or severally liable or obligated to Company’s employees, agents, employees’ representative, a benefit plan or any governmental fund or entity on the basis of a statute, regulation or common law duty relating to employment.

14.              All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission, or mailed postage prepaid by certified or registered mail, or sent by a nationally recognized express courier service, or hand delivered at the following addresses:

To Canterbury:

Canterbury Laboratories, Inc. 8 Canterbury Lane
Holden, MA 01520
Attn: President

Rubin and Rudman LLP 50 Rowes Wharf
3rd Floor
Boston, MA 02110
Attn: Peter B. Finn, Esq.
Fax: (617) 330-7550

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To Company:

MicroConstants, Inc.
9050 Camino Santa Fe
San Diego, CA 92121
Attn: President & CSO

Any notice, if mailed properly addressed, postage prepaid, shall be deemed made three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission if hand delivered or sent by facsimile transmission.

15.              This Agreement and any Task Orders issued hereunder represents the entire understanding of the parties with respect to the subject matter hereof and merge and supersede all prior and contemporaneous agreements or understandings, oral or written, with respect thereto. This Agreement shall not be modified except by a written agreement signed by the parties hereto specifying that it is a modification to the Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the party making the waiver. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof. This Agreement shall be construed by and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

16.              The Company shall, during the course of this Agreement and for four (4) years after the termination or expiration of this Agreement keep and make available to Canterbury or its public accountants or other representatives for inspection and audit at all reasonable times, time (including Company’s employee billing/time records), cost and expense records in connection with fees and expenses, including outside expenses incurred and services and materials procured by Company under this Agreement, but excluding payroll records for Company employees. Any such audits or inspections shall be conducted at Canterbury’ expense; however, in the event an audit or inspection reveals an overcharge equal to or in excess of five percent (5%) of the total fees and expenses for the period of the audit, the Company shall bear the cost of the audits. This Agreement give us rights or benefits to anyone other than Canterbury and the Company. There are no third party beneficiaries.

17.              The provisions of Sections 4, 5, 6, 7, 11, 12, 13, 16 and 17 shall survive the expiration or termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written, This Agreement may be executed in multiple counterparts which shall be deemed to be an original and collectively shall constitute one Agreement.

Canterbury Laboratories, Inc.	MicroConstants, Inc.
/s/ (signature)	/s/ (signature)
Yael Schwartz, Ph.D. (name printed)	Gilbert Lam, Ph.D. (name printed)
President and CEO (title)	President and CEO (title)
(date)	(date)

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Exhibit A

MASTER SERVICES AGREEMENT
TASK ORDER NO.

This Task Order is entered into as of by and between Canterbury Laboratories, Inc., with an office at 8 Canterbury Lane, Holden, MA 01520 (“Canterbury”), and MicroConstants, Inc., with an office located at 9050 Camino Santa Fe, San Diego, CA 92121, (“Company”), pursuant to the terms of the Master Services Agreement between Canterbury and Company dated ______________ __, 20XX.

PART I: PROJECT INFORMATION

A.    Project Title

B.    Description

[additional details to be provided]

C.    Tasks and Timeframe

Company shall complete the following Tasks in accordance with the following schedule:

Task	Completion Date

D.    Additional Requirements

[To be provided]

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PART II: COSTS AND PAYMENT SCHEDULE

The total professional fees for the project described in this Task Order shall be $X,XXX.

Upon completion by Company and approval by Canterbury of the following Milestones, Company may submit to Canterbury invoices for the following amounts:

Milestone	Expected Completion Date	$ Amount	% of Total
1.
TOTAL:			100%

PART III: COMMUNICATIONS

All communications provided for in this Task Order shall be mailed postage prepaid and addressed to the respective parties as follows:

To Canterbury: 8 Canterbury Lane Holden, MA 01520 (774) 829-1992 Attn: President	To Company: Project Management MicroConstants, Inc. Street Address San Diego, CA Phone: (858) 652-4600 Fax: (858) 652-4699

PART IV: PAYMENTS

Payee:    MicroConstants, Inc.

Mailing
Address:    9050 Camino Santa Fe, San Diego, CA 92121

Tax 1D #:    33-0809500

PART V: AFFILIATES OF FORMA

Certain Affiliates may wish to become party to this Agreement and any Task Order. In such case, upon due execution of the document attached hereto as Exhibit A-1, an Affiliate shall become a party to this Agreement and any Task Order and shall enjoy the same rights, and be subject to the same obligations, as Canterbury. Affiliates shall mean corporations, partnerships or other business entities, and the employees and agents thereof which, directly or indirectly, are controlled by, control, or are under common control with, Canterbury.

The Next Page is the Signature Page to Exhibit A.

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IN WITNESS WHEREOF, the parties hereto have caused this Task Order to be executed by their respective duly authorized representatives as of the day and year first above written.

Canterbury Laboratories, Inc.	MicroConstants, Inc.
(signature)	(signature)
Yael Schwartz, Ph.D. (name printed)	(name printed)
President and CEO (title)	(title)
(date)	(date)

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Exhibit A-1

AFFILIATE AGREEMENT

The undersigned Affiliate wishes to become party to the Master Services Agreement between the Company and Canterbury, dated __________ __, 20__ and Task Order(s) [Insert Task Order Number(s)], dated [insert date of Task Order(s)] to said Agreement. Accordingly, upon execution of this Affiliate Agreement, the undersigned Affiliate shall become a party to said Master Service Agreement and Task Order(s) and be entitled to all of the rights enjoyed by, and be subject to all of the obligations imposed upon, Canterbury thereunder.

Affiliate Name:

By:

Name:

Title:

Date:

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Exhibit B

MASTER TRANSFER PROVISIONS

The Materials listed herein will be transferred to the Company by Canterbury for the purpose of allowing the Company to perform the Services as described in the accompanying Master Services Agreement (“Canterbury Materials”):

The Company agrees to comply with the following terms and conditions with respect to samples and other materials exchanged between them in connection with the Services (“Canterbury Materials”):

1.    The Company is regularly engaged in conducting laboratory studies or animal tests, and has all the required authorizations to perform such experimental work in vitro or with laboratory animals in vivo at the place of investigation. In particular, the Company is entitled under all applicable laws and regulations to perform the Services using Canterbury Materials.

2.    Canterbury Materials will be used in full compliance with all laws and regulations applicable in the country where the Services are performed, especially all guidelines for use of Canterbury Materials and research conducted with animals. The Company employees working on the Services have adequate training and facilities to use Canterbury Materials and will directly supervise the Services.

3.    Canterbury Materials will be used solely for performance of the Services in the facilities of the Company under suitable containment conditions in accordance with all applicable laws and regulations. Canterbury Materials will under no circumstances be administered to humans.

4.    Canterbury Materials will not be analyzed or modified other than necessary for the purpose of the Services without prior written consent of Canterbury.

5.    Canterbury Materials will not be transferred or made available to any individual other than those under the supervision and control of Company assigned to the performance of the Services without the prior written consent of Canterbury. At the end of the performance of the Services, Canterbury will require the Company to return or destroy any unused Canterbury Materials in accordance with all applicable laws and regulations and instructions of Canterbury (if any).

6.    Any animals used in experiments with Canterbury Materials or derivatives thereof will be disposed under the Company’s supervision in accordance with all applicable laws and regulations and the instructions of Canterbury, if any, and will under no circumstances be used as food for humans or animals.

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7.    Canterbury Materials are being supplied to the Company with no warranties, express or implied, of merchantability or fitness for a particular purpose or otherwise. In particular, Canterbury does not represent or warrant that the use of Canterbury Materials will not infringe or violate any patent or proprietary rights of third parties.

8.    Canterbury Materials are to be used with caution and prudence in any experimental work, since not all of the characteristics are necessarily known. The Company shall bear all risk to it and/or any others resulting, directly or indirectly, from use, application, storage or disposal/destruction of Canterbury Materials.

Dated:	[Company Name] By:_____________________________ Name:_________________________ Title:__________________________

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